Exhibit 99.1

NEWS RELEASE
Construction Partners, Inc. Updates FY 2020 Financial Outlook
Company Announces Schedule for FY 2020 Earnings Release and Conference Call

DOTHAN, AL, October 23, 2020 – Construction Partners, Inc. (NASDAQ: ROAD) (the “Company”), a vertically integrated civil infrastructure company specializing in the construction and maintenance of roadways across five southeastern states, today revised the Company’s fiscal 2020 outlook with regard to revenue, net income and adjusted EBITDA. For the fiscal year ended September 30, 2020, the Company expects revenue to be in the range of $782.0 million to $787.0 million, net income to be in the range of $37.8 million to $41.5 million and adjusted EBITDA(1) to be in the range of $95.1 million to $100.0 million.
Charles E. Owens, the Company’s President and Chief Executive Officer, said, “Our revised outlook for fiscal year 2020 represents strong profitability despite lower-than-expected revenue. While hurricanes and other adverse weather impacted several of our markets and caused excessive rain throughout our region, we continued to execute on our strategy across the company, contributing to strong operational performance in the fourth quarter. These profitability increases were driven primarily by our vertical integration synergies, lower costs of fuel, continued effective utilization of crews and equipment, and a disciplined project bidding strategy.”
The Company will release its fiscal 2020 fourth quarter and full year results on December 11, 2020, before the market opens. In conjunction with the earnings release, the Company has scheduled a conference call to discuss its financial results the same day at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).
To access the call live by phone, dial (412) 902-0003 and ask for the Construction Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through December 18, 2020 by calling (201) 612-7415 and using passcode 13712186#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.constructionpartners.net.
About Construction Partners, Inc.
Construction Partners, Inc. is a vertically integrated civil infrastructure company operating across five southeastern states, with 39 hot-mix asphalt plants, nine aggregate facilities and one liquid asphalt terminal. Publicly funded projects make up the majority of its business and include local and state roadways, interstate highways, airport runways and bridges. The majority of the Company’s public projects are maintenance-related. Private sector projects include paving and sitework for office and industrial parks, shopping centers, local businesses and residential developments. To learn more, visit www.constructionpartners.net.
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained herein that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “seek” “continue,” “estimate,” “predict,” “potential,” “targeting,” “could,” “might,” “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “project,” “outlook,” “believe,” “plan” and similar expressions or their negative. The forward-looking statements contained in this press release include, without limitation, statements relating to the Company’s results of operations for the fiscal year ended September 30, 2020. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements are set forth in the Company’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and other reports the Company files with the SEC. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law.
(1) Adjusted EBITDA and Adjusted EBITDA margin are financial measures not presented in accordance with generally accepted accounting principles (“GAAP”). Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

Contact:
Rick Black
Dennard Lascar Investor Relations
ROAD@DennardLascar.com
(713) 529-6600

Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation, depletion and amortization of long-lived assets, (iv) equity-based compensation expense and (v) certain management fees and expenses, and excludes income recognized in connection with a legal settlement between certain of the Company’s subsidiaries and a third party that did not directly relate to the Company’s business and that the Company does not expect to reoccur. Adjusted EBITDA is a supplemental measure of our operating performance that is neither required by, nor presented in accordance with, GAAP. This measure should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of the Company’s operating performance. Management uses Adjusted EBITDA as a key performance indicator and believes that this measure is frequently used by securities analysts, investors and other parties to evaluate companies in our industry. This measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
Our calculation of Adjusted EBITDA may not be comparable to similarly named measures reported by other companies. Potential differences may include differences in capital structures, tax positions and the age and book depreciation of intangible and tangible assets.
The following table presents a reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA, for the period presented:

Construction Partners, Inc.
Net Income to Adjusted EBITDA Reconciliation
Fiscal Year 2020 Updated Outlook
(unaudited, in thousands)

	For the Fiscal Year Ended
	September 30, 2020
	Low	High
Net income	$37,800	$41,500
Interest expense, net	3,100	3,100
Provision for income taxes	11,920	13,120
Depreciation, depletion and amortization of long-lived assets	39,300	39,300
Equity-based compensation expense	1,570	1,570
Management fees and expenses (1)	1,410	1,410
Adjusted EBITDA	$95,100	$100,000

(1) Reflects fees and reimbursement of certain out-of-pocket expenses under a management services agreement with an affiliate of SunTx Capital Partners, the Company’s controlling stockholder.